EXHIBIT 5.1

[ROPES & GRAY LLP LETTERHEAD]

December 24, 2003

Microvision, Inc.
19910 North Creek Parkway
Bothell, WA 98011

Re:
Post-Effective Amendments Nos. 1 to Registration Statements on Form S-8 (Registration Nos. 333-19011, 333-71373, 333-42276, 333-45534, 333-73652, 333-89176)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statements on Form S-8 (the "Registration Statements"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, $0.001 par value per share, (the "Common Stock") of Microvision, Inc. (the "Company") issuable under the Company's 1996 Stock Option Plan, as amended, 1996 Independent Director Stock Plan, 1994 Combined Incentive and Nonqualified Stock Option Plan, 1993 Stock Option Plan, Independent Director Stock Option Plan, as amended, Option Agreements with Non-Executive Officer Employees, and Special Option Grants to Independent Directors referenced in the Registration Statements (collective, the "Plans").

We are familiar with the actions taken by the Company in connection with the adoption of the Plans and the Registration Statements in connection with the Company's reincorporation in the State of Delaware. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock that remain available for issuance under the Plans (the "Shares") have been duly authorized and, when such Shares have been issued in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statements are in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP